Exhibit 4.6

                       AMENDED AND RESTATED
                      REVOLVING BUSINESS NOTE

 $12,500,000.00                                     March 8, 2002


     FOR VALUE RECEIVED, the undersigned, WAUSAU-MOSINEE PAPER CORPORATION, a Wisconsin corporation (the "Borrower"), hereby unconditionally promises to pay on or before the Termination Date (as defined below), to the order of M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (the "Bank"), at the offices of the Bank located at 770 North Water Street, Milwaukee, Wisconsin 53202, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all Revolving Business Loans (as defined below) made by the Bank to the Borrower pursuant hereto. For purposes hereof, the Termination Date shall mean March 7, 2003, or such earlier date as the Bank's commitment to make Revolving Business Loans may terminate pursuant to Paragraph 4, below.

     The Borrower also unconditionally promises to pay interest in like money to said offices of the Bank on the unpaid principal amount hereof from time to time outstanding for the period from and including the date hereof until such amount shall be paid in full, at the rates set forth on EXHIBIT A attached hereto. Interest shall be payable to the Bank monthly commencing April 1, 2002, and on the first day of each month thereafter and on the Termination Date. Interest shall be calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed. If any payment to be made hereunder shall be stated to be due on a day which is not a date the Bank is open for business, such payment may be made on the next succeeding day that the Bank is open for business and such extension of time shall be included in the computation of interest hereunder. All payments (including prepayments) by the Borrower on account of principal, interest and fees, shall be made without set-off or counterclaim. The Bank is hereby authorized to debit the Borrower's Account No. 319406 at the Bank by the amount of any interest due hereunder.

     The Bank, by its acceptance hereof, agrees to make one or more loans ("Revolving Business Loans") to the Borrower from time to time during the term hereof; PROVIDED, THAT, the aggregate outstanding principal amount of Revolving Business Loans shall not exceed, at any time, Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) (the "Total Loan Commitment"). During the term hereof, the Borrower may use the Total Loan Commitment by borrowing, repaying Revolving Business Loans and reborrowing. The Borrower may obtain Revolving Business Loans against the Total Loan Commitment by making a verbal or written request for a Revolving Business Loan prior to 3:00 p.m. on the requested borrowing date of a Revolving Business Loan. Such request shall specify (i) the date on which such Revolving Business Loan is to be made and (ii) the amount of the Revolving Business Loan requested; PROVIDED, THAT, each Revolving Business Loan shall be in an amount of not less than Two Hundred Fifty Thousand Dollars ($250,000.00) or an integral multiple of Fifty Thousand Dollars ($50,000.00) in excess thereof. Upon receipt of such notice from the Borrower, the Bank shall deposit prior to 5:00 p.m. on the borrowing date in the Borrower's account with the Bank the amount of the Revolving Business Loan to be made in accordance with the Borrower's request.

     The Bank is hereby authorized to record the date and amount of each Revolving Business Loan made by the Bank, and the date and amount of each payment or prepayment of principal thereof, either on the schedule annexed to and constituting a part of this Amended and Restated Revolving Business Note ("Note") or otherwise and any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded.

     In addition to other payments required hereunder, if, as of any day the sum of the aggregate principal amount of Revolving Business Loans outstanding hereunder exceeds the amount of the Total Loan Commitment as of such date, the Borrower shall on that date repay the amount of such excess. The Bank is authorized, without further notice to the Borrower, to debit the Borrower's Account No. 319406 at the Bank by the amount of any excess borrowings.

     1. USE OF PROCEEDS. The proceeds of the Revolving Business Loans shall be used by the Borrower for working capital and general corporate purposes.

     2. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to make the Revolving Business Loans herein provided for, and in recognition that the Bank is acting in reliance thereupon, the Borrower hereby covenants, represents and warrants to the Bank as follows:

          (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary. The Borrower has all requisite corporate powers and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          (b) The execution, delivery and performance by the Borrower of this Note are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower's charter or bylaws, (ii) any law, rule or regulation applicable to the Borrower, or (iii) any contractual or legal restriction binding on or affecting the Borrower, and will not result in or require the imposition of any lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of the Borrower.

          (c) This Note is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

          (d) The representations and warranties of the Borrower contained in the Bank of America Agreement (as defined below) are true and correct as of the date of this Note as though made on and as of the date of this Note, except to the extent any such representation and warranty relates to an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date.

     3. CONDITION PRECEDENT. The Bank shall not be required to make any Revolving Business Loan hereunder, unless the Bank shall have received a certificate of the secretary of the Borrower as to: (i) the incumbency and signatures of the officers of the Borrower signing this Note; (ii) the adoption and continued effect of resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Note; and (iii) the accuracy of the copy of the Articles of Incorporation and the Bylaws of the Borrower attached thereto all in a form acceptable to the Bank.

     4. DEFAULT. An "Event of Default" shall be deemed to have occurred if:

          (a) The Borrower shall fail to pay any principal, interest or any other amount payable hereunder when due in accordance with the terms hereof;

          (b) An "Event of Default" occurs under that certain Credit Agreement by and among the Borrower, certain of its subsidiaries, various lenders from time to time party to the Credit Agreement and Bank of America, N. A., as administrative agent, dated as of December 10, 1999, as amended (the "Bank of America Agreement") or any further change, modification or amendment to, or waiver of any term, provision or covenant of, the Bank of America Agreement is affected without obtaining the prior written consent of the Bank;

          (c) Any representation or warranty made by or on behalf of the Borrower herein or by or on behalf of the Borrower (or any of its officers) in connection with the Bank of America Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

          (d) This Note shall, at any time after its execution and delivery, and for any reason, cease to be in full force and effect or shall be declared null and void, or be revoked or terminated, or the validity or enforceability hereof shall be contested by the Borrower, or the Borrower shall deny that it has any or further liability or obligation hereunder.

 If an Event of Default specified in any of Sections 11.1 (i), (j), (k) or
 (l) of the Bank of America Agreement shall occur, the Bank's obligation to make Revolving Business Loans hereunder shall immediately terminate and any Revolving Business Loan or Loans (with accrued interest thereon) and all other amounts owing hereunder shall immediately become due and payable. If any other Event of Default shall occur, the Bank may (i) by notice of default to the Borrower, declare the Bank's obligation to make Revolving Business Loans hereunder terminated forthwith, whereupon such obligation shall terminate, and/or (ii) by notice of default to the Borrower, declare, any Revolving Business Loans and all amounts owing hereunder to be due and payable forthwith, whereupon the same shall become immediately due and payable. Except as expressly provided above, presentment, demand, protest or further notice of any kind are hereby expressly waived.

     5. COMMITMENT FEE. During the term hereof, the Borrower shall pay the Bank a quarterly commitment fee in the amount of Seven Thousand Eight Hundred

 Twelve and 50/100 Dollars ($7,812.50). Such commitment fees shall be payable on April 1, 2002, July 1, 2002, October 1, 2002 and January 1, 2003.

     6.   MISCELLANEOUS.

          (a) The Borrower shall (i) pay or reimburse the Bank for all of its out-of-pocket costs and expenses incurred in connection with the negotiation, consideration, preparation and/or execution of, and any amendment, supplement or modification to, this Note or any other documents prepared in connection herewith (whether or not any such amendment, supplement, or modification is effected or consummated), and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Bank, and (ii) pay or reimburse the Bank for all of its costs and expenses including, but not limited to, litigation costs or costs incident to any proceeding relating to the Borrower pursuant to 11 U.S.C. <section> 101 ET SEQ. incurred in connection with the enforcement or preservation of any rights or questions arising under or interpretations of this Note or any related documents, including, without limitation, fees and disbursements of counsel, legal assistants or paralegals to the Bank. The obligations in this subsection shall survive repayment of all amounts payable hereunder.

          (b) In addition to any rights or remedies provided by law, or any other rights or remedies provided for herein, upon the occurrence of any Event of Default, the Bank is hereby irrevocably authorized, at any time and from time to time without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to set off, appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect or contingent or matured or unmatured, at any time held or owing by the Bank to or for the credit or the account of the Borrower, or any part thereof, in such amounts as the Bank may elect, against and on account of the obligations and liabilities of the Borrower to the Bank hereunder and claims of every nature and description of the Bank against the Borrower arising hereunder whether or not the Bank has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.

          (c) All communications or notices required or permitted by this Note shall be in writing and shall be deemed to have been given or made when delivered in hand, three (3) days after deposited in the mail, or sent by facsimile. Communications or notices shall be delivered personally or by certified or registered mail, postage prepaid, or by facsimile and addressed as follows, unless and until either of such parties notifies the other in accordance with this paragraph of a change of address:

          The Borrower:  Wausau-Mosinee Paper Corporation
                         1244 Kronenwetter Drive
                         Mosinee, Wisconsin 54455-9099
                         Attention: Scott P. Doescher
                         Facsimile: (715) 692-2082

          The Bank:      M&I Marshall & Ilsley Bank
                         770 North Water Street
                         Milwaukee, Wisconsin 53202
                         Attention: Ronald J. Carey
                         Facsimile: (414) 765-7625

          (d) The Bank and the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of changing in any manner the rights of the Bank or of the Borrower hereunder, and the Bank may execute and deliver to the Borrower a written instrument waiving, on such terms and conditions as the Bank may specify in such instrument, any of the requirements of this Note or any Event of Default and its consequences. In the case of any waiver, the Borrower and the Bank shall be restored to their former position and rights under this Note, and any Event of Default waived shall be deemed to be cured and not continuing. However, no waiver of an Event of Default shall extend to any subsequent or other Event of Default, or impair any right consequent thereon. No amendment, supplement, modification, or waiver shall be effective except if in writing and duly executed by the Bank and the Borrower.

          (e) This Note shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders hereof and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Note without the prior written consent of the Bank.

          (f) This Note and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with the laws of the State of Wisconsin. Venue for the settlement of disputes under this Note shall be in the United States District Court for the Eastern District of Wisconsin or the Circuit Court of Milwaukee County, Wisconsin. The Borrower consents to the exercise of jurisdiction by these courts and the vesting of venue therein. THE BORROWER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS TO ALL SUCH SERVICE OF PROCESS MADE BY MAIL OR BY MESSENGER DIRECTED TO IT AT THE ADDRESS SPECIFIED IN PARAGRAPH 5(c) HEREOF.

          (g) Neither the Bank nor any of its affiliates, directors, officers, agents, attorneys or employees shall be liable to Borrower for any action taken, or omitted to be taken, by it or them or any of them under this Note or in connection herewith except that no person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. No claim may be made by the Borrower against the Bank, or any of its affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any breach of wrongful conduct (whether the claim is based on contract or tort or duty imposed by law) arising out of or related to the transactions contemplated by this Note or any act, omission or event occurring in connection herewith.
                                  -5-
          (h) Any provision of this Note which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

          (i) This Note and the Exhibits attached hereto constitute the entire agreement between the Borrower and the Bank relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the Borrower and the Bank (whether oral or written) are merged herein and made a part hereof. This Note amends, restates and replaces but is not issued in payment or satisfaction of, that certain Revolving Business Note issued by the Borrower to the Bank as of March 9, 2001 in the same amount ("Old Note"). Revolving Business Loans made pursuant to the terms of the Old Note which are outstanding as of the date hereof shall be deemed to be Revolving Business Loans made hereunder.

          (j) The Borrower hereby acknowledges and agrees that each determination by the Bank of the Adjusted Interbank Rate (as defined in EXHIBIT A) in connection with Revolving Business Loans shall be conclusive and binding upon the Borrower in the absence of demonstrable error.

                                  WAUSAU-MOSINEE PAPER CORPORATION

                                  By:    SCOTT P. DOESCHER


 Accepted this 9th day of March, 2002.

 M&I MARSHALL & ILSLEY BANK


 By:    RONALD J. CAREY
                                  -6-
               EXHIBIT A TO REVOLVING BUSINESS NOTE


 This Amended and Restated Revolving Business Note ("Note") bears interest on the unpaid principal balance before maturity (whether upon demand, acceleration or otherwise) at an annual rate equal to the Adjusted Interbank Rate (as defined below) plus one hundred (100) basis points, which rate will change as of the first day of each calendar month. If the first day of any calendar month is not a regular Business Day, the Adjusted Interbank Rate shall be established on the preceding Business Day. "Business Day" shall mean any day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin are authorized or required by law to close.

 Unpaid principal and interest bear interest after maturity (whether by acceleration or lapse of time) until paid at the prime rate of interest adopted by Lender as its base rate determinations from time to time which may or may not be the lowest rate charged by Lender ("Prime Rate") (with the rate changing as and when that Prime Rate changes) plus 3%.

 Borrower may, from time to time and without premium or penalty, borrow and repay the Revolving Business Loans in whole or in part; PROVIDED requests for advances or repayments occur prior to 3:00 P.M. on any Business Day.

 "Adjusted Interbank Rate" means an annual rate for all loans evidenced by this Note (the "Revolving Business Loans") (rounded upwards, if necessary, to the nearest 1/100 of 1%), determined pursuant to the following formula:

                                           Interbank Rate
     Adjusted Interbank Rate =     1 - Interbank Reserve Requirement

 "Interbank Rate" means with respect to any Revolving Business Loan, the rate per annum equal to the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted as the rate at which dollar deposits in immediately available funds are offered on the first day of each calendar month in the interbank Eurodollar market on or about 9:00 A.M., Milwaukee time, for a period of one (1) calendar month. If the first day of any calendar month is not a regular Business Day, the Interbank Rate shall be established on the preceding Business Day. Lender currently uses the Knight Ridder Information Service to provide information with respect to the interbank Eurodollar market, but Lender may change the service providing such information at any time. Each such determination shall be conclusive and binding upon the parties hereto in the absence of demonstrable error.

 "Interbank Reserve Requirement" means a percentage (expressed as a decimal) equal to the aggregate reserve requirements in effect on the first day of each calendar month (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during each calendar month) specified for "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or any other regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D, as then in effect as applicable to the class or classes of banks of which Lender is a member. As of the date of this Note, the Interbank Reserve Requirement is 0%.

 INCREASED COSTS. If, Regulation D of the Board of Governors of the Federal Reserve System, or the adoption of any applicable law, rule or regulation of general application, or any change therein, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive of general application (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (a) shall subject Lender to any tax, duty or other charge with respect to the Revolving Business Loans, this Note or its obligation to make Revolving Business Loans, or shall change the basis of taxation of payments to Lender of the principal of or interest on the Revolving Business Loans or any other amounts due under this Note in respect of the Revolving Business Loans or its obligation to make Revolving Business Loans (except for changes in the rate of tax on the overall net income of Lender); or

     (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to this Note), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender; or

     (c) shall affect the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender; or

     (d) shall impose on Lender any other condition affecting the Revolving Business Loans, this Note or its obligation to make Revolving Business Loans;

 and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) Lender of making or maintaining any Revolving Business Loans, or to reduce the amount of any sum received or receivable by Lender under this Note with respect thereto, then within ten (10) days after demand by Lender (which demand shall be accompanied by a statement setting forth the basis of such demand), Borrower shall pay directly to Lender such additional amount or amounts as will compensate Lender for such increased cost or such reduction. Determinations by Lender for purposes of this section of the effect of any change in applicable laws or regulations or of any interpretations, directives or requests thereunder on its costs of making or maintaining Revolving Business Loans or sums receivable by it in respect of Revolving Business Loans, and of the additional amounts required to compensate Lender in respect thereof, shall be conclusive, absent manifest error.

 DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE.

     (a) If Lender is advised that deposits in dollars (in the applicable amount) are not being offered to banks in the relevant market for a period of one (1) calendar month, or Lender otherwise determines (which determination shall be binding and conclusive on all parties) that
                                  -2-
 by reason of circumstances affecting the interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable
 Interbank Rate; or

     (b) If lenders similar to Lender have determined that the Interbank Rate will not adequately and fairly reflect the cost to such lenders of maintaining or funding loans based on the Interbank Rate, or that the making or funding of such Interbank Rate loans has become impracticable as a result of an event occurring after the date of this Note which in the opinion of Lender materially affects such Interbank Rate loans;

 then so long as such circumstances shall continue, Lender shall not be under any obligation to make or continue Revolving Business Loans based on the Interbank Rate and on the first Business Day of the next calendar month, such Revolving Business Loans shall bear interest at the Prime Rate, with the rate changing as and when the Prime Rate changes. If such an agreement cannot be reached, such Revolving Business Loans shall be repaid in full by Borrower.

 CHANGE IN LAW RENDERING INTERBANK RATE LOANS UNLAWFUL. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it unlawful for any lender to make, maintain or fund Revolving Business Loans based on the Interbank Rate, then: (a) Lender shall promptly notify Borrower; (b) the obligation of Lender to make or continue Revolving Business Loans based on the Interbank Rate shall be suspended for the duration of such unlawfulness; and (c) on the first Business Day of the following calendar month, such Revolving Business Loans shall bear interest at the Prime Rate, with the rate changing as and when the Prime Rate changes.

 Dated as of March 4, 2002.

 WAUSAU-MOSINEE PAPER                      M&I MARSHALL ILSLEY BANK
 CORPORATION


 By:  SCOTT P. DOESCHER                    By:   RONALD J. CAREY
      Scott P. Doescher                          Ronald J. Carey
      Senior Vice President of Finance           Vice President
                                  -3-